UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2005 (August 17, 2005)

SPRINT NEXTEL CORPORATION

(Exact name of registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Edmund Halley Drive, Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 433 - 4000

Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 17, 2005, we filed a Current Report on Form 8-K attaching certain materials prepared for use in discussions with third parties in respect of our relationship with our PCS Affiliates and Nextel Partners. The following information supplements our August 17th 8-K filing with additional information concerning (1) our belief that analyses applying takeover premium to DCF valuations may not be appropriate and (2) data points in respect of what we believe to be comparable companies.

Control Premium over DCF

In our August 17, 2005 materials, we stated our belief that “DCF [or discounted cash flow] analysis already presumes the benefit of control over operations and cash flow, therefore an additional control premium over a DCF value is not appropriate.” We also noted that, in our opinion, Delaware law was consistent with that view.

Partners’ certificate of incorporation begins with what we believe to be a customary definition of intrinsic value—namely, “fair market value” is that amount which a willing buyer would pay to a willing seller if neither party were under a compulsion to buy/sell and both are fully informed. Partners’ charter also says that this is to be determined as if an auction process were conducted, assuming that Partners was as valuable to others as it would be to us, and it instructs that a premium to “unaffected market prices” is to be considered. The term “intrinsic value” is not included in Partners’ charter. However, we think the “willing buyer/willing seller” concept expresses an “intrinsic value” concept. Without an assessment of intrinsic value, we believe there would be no basis for a buyer (or a seller) to determine whether “fair market value” had been paid or received. Consistent with this, in our opinion, (1) many of the specific factors included in Partners’ charter were included to address some of the circumstances unique to the relationship between Nextel and Partners, but those factors do not override the more general guiding principle for the appraisal process as defined by the “willing buyer/seller” standard and (2) a reasonable buyer would not be “willing” to pay more than the intrinsic value of an asset. Indeed, we believe that any “willing” buyer of an asset expects to receive a reasonable, risk-adjusted positive return on its investment, which could in a particular case require that the buyer pay less than intrinsic value.

In our view, the appraisers will apply standard valuation techniques. One of these techniques is a DCF valuation. Although Partners’ charter states that “[i]n all cases, Fair Market Value . . . will include a control premium and there will be no minority or illiquidity discount,” we believe that DCF analysis already presumes the benefit of control over operations and cash flow. Accordingly, we believe that an additional control premium over a DCF value is not appropriate. If DCF value already has a control premium embedded into it, no additional premium is, we believe, needed to assure that the charter’s requirement that a change of control premium will be included.

In this regard, we referred to Delaware judicial authority to provide independent support for our opinion that it is improper to apply a control premium to a DCF valuation. It should be noted in this regard that Delaware law does not prohibit or mandate a particular valuation here; instead, the “fair market value” of Partners’ stock will be determined by reference to Partners’ certificate of incorporation.

In the case we cited in our August 17th 8-K filing,1 a Delaware judge said, “Adding a control premium on top of a DCF is not, to this mind, intuitively or theoretically logical.” In another recent Delaware case,2 another Delaware judge observed that “[a] DCF is a valuation that does not need any additional correction, such as a control premium.” In so ruling, the judge referred to a standard legal textbook,3 which states:

“[DCF] value should represent the full value of the future cash flows of the business. Excluding synergies, a company cannot be worth a premium over the value of its future cash flows. Thus, it is improper and illogical to add a control premium to a DCF valuation.”

We recognize that synergy values created in business combination transactions are often shared between buyers and sellers. These values may permit a reasonable “willing buyer” to pay above its DCF valuation of the target provided the price paid still reserves an adequate return on investment given the risks associated with that particular acquisition. However, as we have explained before, while Partners has not shared any confidential information with us, we do not expect synergy values to be significant here because, among other things, important services have historically been provided by Nextel to Partners at discounted rates or no charge and there are no significant revenue opportunity synergies.

We are not suggesting that “fair market value” will include a discount due to the fact that Nextel provides Partners services at discounted rates or no charge. Partners’ charter prohibits that. But we are saying that we do not believe that the appraisers should add a premium for synergies that won’t be present.

As Nextel Partners mentioned in its proxy statement and we have said before, however, the procedures for determining fair market value under the charter are complicated and subject to various interpretations. Our interpretation and use of the term “intrinsic value” and our views regarding the extent and impact of potential

[1]	In Re Toys “R” Us, Inc. Shareholder Litigation, 877 A.2d 975 (Del. Ch. 1995).
[2]	Dobler v. Montgomery Cellular, 2004 WL 2271592 (October 4, 2004), relevant parts affirmed by the Del. Supreme Court, 2005 Del LEXIS 295.
[3]	S. Pratt, The Lawyer’s Business Valuation Handbook 359 (2000).

synergies are simply one interpretation. Of course, this provision of the charter is also subject to differing interpretations and the third-party appraisers will determine fair market value according to the Partners charter definition and will determine how this factor will be considered.

Comparable Companies

In our August 17th materials, we included “Certain Potential Valuation Relevant Data Points” on page 13. On that page, we showed calculations (based on public information) of the price per Partners share using per subscriber and multiple of OIBDA (operating income before depreciation and amortization) metrics, which we believe to be metrics typically used in valuing wireless communications companies. We thus derived from comparable company and comparable transaction multiples shown on prior pages of the presentation and applied them to Partners’ subscriber and OIBDA data (based on publicly available information). The mean data points shown on that page of $11.30 and $13.00 per share do not necessarily reflect our view of the per share fair market value of Partners’ common stock. Rather, we believe these data points are part of our interpretation as to what is relevant information in the consideration of the factors that comprise the definition of fair market value.

We included this information because we believe that the implied per share value of Partners based on those metrics is relevant and could affect appraised value. These metrics could, and in our opinion should, be considered in the appraisal process because transactional analyses typically utilize these and other metrics like DCF valuation.

We believe the information on comparable companies is also potentially important because Partners’ charter refers to “unaffected market prices.” It may be difficult to pinpoint the exact “unaffected stock price” in this situation, but we believe that Partners’ recent market prices are “affected” by takeover speculation. If, as we believe, market prices reflect takeover speculation, the control premium concept may be rendered moot in whole or in part. Otherwise, in our opinion, the reference to “unaffected stock price” in Partners’ charter would have no meaning. As such, an appraiser’s determination of “fair market value” will not necessarily require a premium to the public market price then prevailing, and in fact could be lower than the public market price then prevailing.

Partners’ charter does not define “unaffected” market price, and our view is simply one interpretation. We note that, if the put is exercised, third-party appraisers will determine fair market value under Partners’ charter, which requires the appraiser to consider a number of factors. “Unaffected” market price is only one of those factors. It is not possible to know how the third-party appraisers’ consideration of any one factor will affect the appraisal process.

As indicated in our August 17th materials, we have not formulated a view of a specific per share “fair market value” of Partners’ shares. This will be determined in accordance with the appraisal process that is set forth in Partners’ charter. We continue to believe, however, that the data points included in our August 17th presentation should be relevant and that traditional valuation principles should apply.

As explained in the August 17th material, the definition of fair market value in the Partners’ charter is complex and any determination of fair market value will be made after the appraisers have gained full access to Partners’ information. Based on publicly available information, however, we continue to believe that the put price could be below recent market prices for Partners stock.

Cautionary Note

Certain of the statements in this document are forward-looking information within the meaning of the federal securities laws. These statements are based on various assumptions as to future events. There could be differences between these assumptions and actual future circumstances or events, including as a result of the put process and those differences could be material. In addition, this report includes various statements of our opinions, indicated by phrases such as “we believe,” “we think” and the like.

While we base these statements of opinion on facts or assumptions we believe to be reliable, statements of opinion are only that and readers must recognize that others, including Partners, have opposing opinions. In addition, all statements of opinion are made as of the date of this report and could change based on future developments or the discovery of or reassessment of existing facts, presently known or unknown to us. This document speaks only as of its date, and we disclaim any duty to update the information herein.

Additional Information and Where to Find It

We may file a registration statement with the SEC in order to issue shares as consideration for the exercise of the Partners’ put right. SHAREHOLDERS ARE ENCOURAGED TO READ THAT REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROSPECTUS THAT WOULD BE A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PURCHASE OF PARTNERS’ CLASS A COMMON STOCK PURSUANT TO PARTNERS’ PUT RIGHT. When such documents are filed with the SEC, investors and security holders will be able to obtain them when they become available free of charge at the SEC’s web site, www.sec.gov, or from Sprint Nextel Investor Relations at Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, 703.433.4300.

Participants in Solicitation

We and our directors and executive officers and other members of our management and employees may be deemed to be participants in the solicitation of proxies from Partners’ shareholders. Information concerning our directors and executive officers is included in the definitive joint proxy statement/prospectus contained in Sprint’s Registration Statement on Form S-4 (Reg. No. 333-123333) filed with the SEC on June 10, 2005. Additional information regarding the interests of our participants in the solicitation of proxies in respect of the put right, if any, will be included in the registration statement to be filed with the SEC.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.
The following exhibits were previously filed:

	Exhibit No.	Exhibit Description
	99.1	Press Release, dated August 17, 2005*

	99.2	August 17, 2005 Investor Update Regarding Sprint PCS Affiliates and Nextel Partners*

*	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed August 17, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRINT NEXTEL CORPORATION

/s/ Gary D. Begeman
Gary D. Begeman, Vice President

Date: October 4, 2005